                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                        AMENDMENT NO. 1 TO CURRENT REPORT
                               DATED JULY 13, 2001

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                         Date of Report: AUGUST 30, 2001


                           EOTT ENERGY PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)


                         Commission File Number 1-12872


                Delaware                                     76-0424520
----------------------------------------            ----------------------------
      (State or other jurisdiction                         (I.R.S. Employer
    of incorporation or organization)                    Identification No.)


   2000 West Sam Houston Parkway South
                Suite 400
             Houston, Texas                                     77042
----------------------------------------            ----------------------------
(Address of principal executive offices)                      (Zip Code)


                                 (713) 993-5200
             -----------------------------------------------------
              (Registrant's telephone number, including area code)

     ITEM 5. OTHER EVENTS


     In August 2001, EOTT Energy Corp., the General Partner, reorganized the ownership of EOTT Energy Partners, L.P.'s ("EOTT") three original operating partnerships, EOTT Energy Operating Limited Partnership, EOTT Energy Pipeline Limited Partnership and EOTT Energy Canada Limited Partnership. The reorganization was effected in order to make the three operating partnerships 100% owned subsidiaries of EOTT. In the reorganization, the General Partner exchanged its 1% general partner interests in the three subsidiary partnerships for an additional 0.99% general partner interest in EOTT. EOTT Energy General Partner, L.L.C., which is wholly-owned by EOTT and serves as General Partner of EOTT Energy Liquids, L.P., now serves as General Partner of the original three operating partnerships. The reorganization was effected in order to save substantial costs of compliance with new Securities and Exchange Commission regulations adopted in 2000. In the absence of the reorganization, the new rules would require EOTT to provide separate, audited financial statements for each of the three original operating partnerships in connection with any public offering of guaranteed notes. The reorganization had no material impact on EOTT or its Unitholders because the interests contributed to EOTT by the General Partner are at least equal in value to the 0.99% additional interest in EOTT issued in consideration for the contribution.

The undersigned registrant hereby amends the following items of its Current Report on Form 8-K dated July 13, 2001, as set forth in the pages attached hereto:

                                                                                                        Page
                                                                                                        ----

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION, AND EXHIBITS

(a)  Financial Statements of the Acquired Business
     EGP Fuels Company
         Report of Independent Public Accountants..........................................................   4
         Balance Sheets -
              December 31, 2000, 1999, and
              June 30, 2001 (Unaudited)....................................................................   5
         Statements of Operations
              Years Ended December 31, 2000, 1999, 1998, and
              Six Months Ended June 30, 2001 and 2000 (Unaudited)..........................................   6
         Statements of Stockholder's Equity
              Years Ended December 31, 1997, 1998, 1999, 2000, and
              Six Months Ended June 30, 2001 (Unaudited)...................................................   7
         Statements of Cash Flows -
              Years Ended December 31, 2000, 1999, 1998, and
              Six Months Ended June 30, 2001 and 2000 (Unaudited)..........................................   8
         Notes to Financial Statements.....................................................................   9

(b)  Unaudited Pro Forma Combined Financial Statements

     EOTT Energy Partners, L.P.
         Unaudited Pro Forma Combined Financial Statements.................................................  19
         Pro Forma Combined Statements of Operations -
              Six Months Ended June 30, 2001 (Unaudited)...................................................  21
              Year Ended December 31, 2000 (Unaudited) ....................................................  22
         Notes to Unaudited Pro Forma Combined Financial Statements .......................................  23

(c)      Exhibits

         Exhibit 3.8 Reorganization Agreement dated as of August 29, 2001, between EOTT Energy Partners, L.P., EOTT Energy Operating Limited Partnership, EOTT Energy Pipeline Limited Partnership, EOTT Energy Canada Limited Partnership, EOTT Energy Corp., and EOTT Energy General Partner, L.L.C.

         Exhibit 3.9 Amendment No. 7 dated as of August 29, 2001, to Amended and Restated Agreement of Limited Partnership of EOTT Energy Partners, L.P. (included as Exhibit D to the Reorganization Agreement dated as of August 29, 2001)

         Exhibit 3.10 Amendment No. 2 dated as of August 29, 2001, to Amended and Restated Agreement of Limited Partnership of EOTT Energy Operating Limited Partnership (included as Exhibit A to the Reorganization Agreement dated as of August 29, 2001)

         Exhibit 3.11 Amendment No. 2 dated as of August 29, 2001, to Amended and Restated Agreement of Limited Partnership of EOTT Energy Pipeline Limited Partnership (included as Exhibit B to the Reorganization Agreement dated as of August 29, 2001)

         Exhibit 3.12 Amendment No. 2 dated as of August 29, 2001, to Amended and Restated Agreement of Limited Partnership of EOTT Energy Canada Limited Partnership (included as
                         Exhibit C to the Reorganization Agreement dated as of August 29, 2001)

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION, AND EXHIBITS


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To EGP Fuels Company:

We have audited the accompanying balance sheets of EGP Fuels Company (a Delaware company and a wholly owned subsidiary of Enron Corp.) as of December 31, 2000 and 1999, and the related statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EGP Fuels Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                   Arthur Andersen L.L.P.



Houston, Texas
August 8, 2001

                                EGP FUELS COMPANY


                                 BALANCE SHEETS

                      (In Thousands, Except Share Amounts)


                                                                                December 31
                                                                       ------------------------------        June 30,
                                                                           2000              1999              2001
                                                                       ------------      ------------      ------------
                                                                                                            (Unaudited)
                                    ASSETS

CURRENT ASSETS:
   Accounts receivable-
     Trade and other                                                   $        792      $        108      $        776
     Affiliated                                                              20,712            18,485            72,635
   Inventories                                                               20,186            19,543            24,119
   Deferred income taxes                                                     44,355             5,404            45,318
                                                                       ------------      ------------      ------------

                 Total current assets                                        86,045            43,540           142,848

PROPERTY, PLANT AND EQUIPMENT, NET                                           62,148            62,753            60,292

DEFERRED INCOME TAXES                                                        34,396            81,705            25,912

OTHER ASSETS, NET                                                             6,751            10,449             7,321
                                                                       ------------      ------------      ------------

                 Total assets                                          $    189,340      $    198,447      $    236,373
                                                                       ============      ============      ============

                     LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
   Accounts payable-
     Trade and other                                                   $      7,053      $     12,101      $      3,063
     Affiliated                                                              61,296            45,469            62,378
   Accrued taxes                                                              2,444             2,200             1,405
                                                                       ------------      ------------      ------------

                 Total current liabilities                                   70,793            59,770            66,846

DEFERRED CREDITS AND OTHER LIABILITIES                                        1,830            16,662             2,184

NOTE PAYABLE TO AFFILIATED COMPANY                                          120,840           120,840           120,840

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDER'S EQUITY:
   Common stock, $1 par value, 10,000 shares authorized and
     1,000 shares issued outstanding                                              1                 1                 1
   Additional paid-in capital                                               418,941           417,601           472,752
   Accumulated earnings (deficit)                                          (423,065)         (416,427)         (426,250)
                                                                       ------------      ------------      ------------

                 Total stockholder's equity (deficit)                        (4,123)            1,175            46,503
                                                                       ------------      ------------      ------------

                 Total liabilities and stockholder's equity            $    189,340      $    198,447      $    236,373
                                                                       ============      ============      ============



   The accompanying notes are an integral part of these financial statements.

                                EGP FUELS COMPANY


                            STATEMENTS OF OPERATIONS

                                 (In Thousands)


                                                                Year Ended                           Six-Month Period
                                                                December 31                            Ended June 30
                                                 ------------------------------------------      --------------------------
                                                    2000            1999            1998            2001            2000
                                                 ----------      ----------      ----------      ----------      ----------
                                                                                                         (Unaudited)

REVENUES:
   Affiliated                                    $  212,447      $  147,933      $  137,927      $   97,298      $   97,986
   Other                                              5,886           6,054           5,028           2,677           2,879
                                                 ----------      ----------      ----------      ----------      ----------
                                                    218,333         153,987         142,955          99,975         100,865

COST OF SALES AND
   OPERATING EXPENSES:
     Affiliated                                     164,767         112,354         149,416          69,863          61,966
     Other                                           37,141          36,659          31,170          20,024          16,050
                                                 ----------      ----------      ----------      ----------      ----------
                                                    201,908         149,013         180,586          89,887          78,016

DEPRECIATION AND AMORTIZATION                        10,477          10,452           9,936           4,146           5,873
                                                 ----------      ----------      ----------      ----------      ----------

           Gross profit (loss)                        5,948          (5,478)        (47,567)          5,942          16,976

IMPAIRMENT OF
   LONG-LIVED ASSETS                                     --         441,000              --              --              --

GENERAL AND
   ADMINISTRATIVE EXPENSES                            7,067           8,624           7,001           6,350           4,261
                                                 ----------      ----------      ----------      ----------      ----------

           Income (loss) from operations             (1,119)       (455,102)        (54,568)           (408)         12,715

INTEREST EXPENSE                                     (9,389)         (9,389)         (9,389)         (4,695)         (4,695)

OTHER INCOME                                            301           2,656              --             206              --
                                                 ----------      ----------      ----------      ----------      ----------

           Income (loss) before taxes               (10,207)       (461,835)        (63,957)         (4,897)          8,020

PROVISION (BENEFIT) FOR
   INCOME TAXES                                      (3,569)       (161,633)        (22,366)         (1,712)          2,816
                                                 ----------      ----------      ----------      ----------      ----------

NET INCOME (LOSS)                                $   (6,638)     $ (300,202)     $  (41,591)     $   (3,185)     $    5,204
                                                 ==========      ==========      ==========      ==========      ==========


   The accompanying notes are an integral part of these financial statements.

                                EGP FUELS COMPANY


                       STATEMENTS OF STOCKHOLDER'S EQUITY

                      (In Thousands, Except Share Amounts)


                                                                                                                  Total
                                                       Common Stock            Additional     Accumulated     Stockholder's
                                                 -------------------------      Paid-In         Earnings          Equity
                                                   Shares         Amount        Capital        (Deficit)        (Deficit)
                                                 ----------     ----------     ----------     -----------     -------------

BALANCE, December 31, 1997                            1,000     $        1     $  (73,728)     $  (74,634)     $ (148,361)
   Net contributions from Enron                          --             --         33,148              --          33,148
   Net income (loss)                                     --             --             --         (41,591)        (41,591)
                                                 ----------     ----------     ----------      ----------      ----------

BALANCE, December 31, 1998                            1,000              1        (40,580)       (116,225)       (156,804)
   Contribution from Enron for
     plant acquisition                                   --             --        455,065              --         455,065
   Other net contributions from Enron                    --             --          3,116              --           3,116
   Net income (loss)                                     --             --             --        (300,202)       (300,202)
                                                 ----------     ----------     ----------      ----------      ----------

BALANCE, December 31, 1999                            1,000              1        417,601        (416,427)          1,175
   Net contributions from Enron                          --             --          1,340              --           1,340
   Net income (loss)                                     --             --             --          (6,638)         (6,638)
                                                 ----------     ----------     ----------      ----------      ----------

BALANCE, December 31, 2000                            1,000              1        418,941        (423,065)         (4,123)
   Net contributions from Enron (unaudited)              --             --         53,811              --          53,811
   Net income (loss) (unaudited)                         --             --             --          (3,185)         (3,185)
                                                 ----------     ----------     ----------      ----------      ----------

BALANCE, June 30, 2001 (unaudited)                    1,000     $        1     $  472,752      $ (426,250)     $   46,503
                                                 ==========     ==========     ==========      ==========      ==========


   The accompanying notes are an integral part of these financial statements.

                                EGP FUELS COMPANY


                            STATEMENTS OF CASH FLOWS

                                 (In Thousands)


                                                                         Year Ended                         Six-Month Period
                                                                         December 31                          Ended June 30
                                                           ----------------------------------------     -------------------------
                                                              2000           1999           1998           2001           2000
                                                           ----------     ----------     ----------     ----------     ----------
                                                                                                               (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                       $   (6,638)    $ (300,202)    $  (41,591)    $   (3,185)    $    5,204
   Adjustments to reconcile net income (loss) to cash
     provided by operating activities-
       Depreciation                                             4,056          2,179          2,211          1,967          1,697
       Impairment of long-lived assets                             --        441,000             --             --             --
       Amortization                                             6,421          8,273          7,725          2,179          4,176
       Deferred income tax provision (benefit)                  8,358       (144,745)         2,182          7,521         10,562
       Changes in components of working capital-
          Accounts receivable                                  (2,911)         4,917        (10,809)       (51,907)        (3,016)
          Inventories                                            (643)         2,791          3,920         (3,933)        (5,798)
          Accounts payable, accrued taxes
            and other                                          (3,809)       (12,072)        31,979         (3,593)        (9,320)
          Changes in other assets                              (2,723)           (88)       (17,579)        (2,749)          (204)
                                                           ----------     ----------     ----------     ----------     ----------

            Net cash provided by (used in)
             operating activities                               2,111          2,053        (21,962)       (53,700)         3,301
                                                           ----------     ----------     ----------     ----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                        (3,451)        (5,169)       (11,186)          (111)          (280)
   Plant acquisition                                               --       (455,065)            --             --             --
                                                           ----------     ----------     ----------     ----------     ----------

            Net cash used in
             investing activities                              (3,451)      (460,234)       (11,186)          (111)          (280)
                                                           ----------     ----------     ----------     ----------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Contribution from Enron for plant acquisition                   --        455,065             --             --             --
   Other contributions from (distributions to) Enron            1,340          3,116         33,148         53,811         (3,021)
                                                           ----------     ----------     ----------     ----------     ----------

            Net cash provided by (used in)
             financing activities                               1,340        458,181         33,148         53,811         (3,021)
                                                           ----------     ----------     ----------     ----------     ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               --             --             --             --             --

CASH AND CASH EQUIVALENTS,
   beginning of period                                             --             --             --             --             --
                                                           ----------     ----------     ----------     ----------     ----------

CASH AND CASH EQUIVALENTS,
   end of period                                           $       --     $       --     $       --     $       --     $       --
                                                           ==========     ==========     ==========     ==========     ==========



   The accompanying notes are an integral part of these financial statements.

                                EGP FUELS COMPANY


                          NOTES TO FINANCIAL STATEMENTS


1. THE COMPANY AND PRESENTATION:

The financial statements as of December 31, 2000 and 1999, for the three years in the period ended December 31, 2000, as of June 30, 2001 (unaudited), and for the six-month periods ended June 30, 2001 and 2000 (unaudited), include the accounts of EGP Fuels Company (the Company) (a Delaware corporation) which is a wholly owned subsidiary of Enron Corp. (Enron) (an Oregon corporation).

The Company, through its processing facility located in Morgan's Point, Texas, produces methyl-tertiary-butyl-ether (MTBE) and isobutylene. MTBE is used as an oxygenate and octane enhancer in gasoline. The Company sells all of its MTBE production at prices linked to prevailing market prices to Enron Gas Liquids, Inc. (EGL), which is an indirect wholly owned subsidiary of Enron. Isobutylene is an intermediate product and is also sold to EGL at prices determined based on the average cost of production plus a margin.

The Company stores feedstocks and other products for various third parties and related parties at a storage facility operated under an operating lease located in Mont Belvieu, Texas. The Company also stores feedstocks and isobutylene at these facilities for volumes related to the Company's own production activities.

Reference is made to Note 3 for a brief discussion of the history and operation of the Company prior to 1999 as well as actions taken by Enron related to the Company in 1999.

The Company's principal feedstocks are normal butane and methanol. The Company purchases substantially all of its feedstock requirements at prices linked to prevailing market prices from Enron Methanol Company and EGL, each an indirect wholly owned subsidiary of Enron. See Note 8 for further discussion regarding affiliated transactions.

Unaudited Interim Financial Statements

The interim financial statements included herein have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, these statements reflect all adjustments (consisting only of normal recurring entries) which are, in the opinion of management, necessary for a fair statement of the financial results for the interim periods. Certain information and notes normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

2. SIGNIFICANT ACCOUNTING POLICIES:

Cash and Cash Equivalents

At December 31, 2000 and 1999, the Company held no cash or cash equivalents. Excess cash is transferred daily to Enron. See Note 8 for further discussion regarding affiliated transactions.

Inventories

Inventories consist of feedstocks, finished products, and materials and supplies used during operations and are valued at the lower of average cost or market.

Long-Lived Assets

Property, plant and equipment are recorded at cost. Normal maintenance and repairs are charged to expense as incurred while significant improvements are capitalized. Upon retirement or sale of an asset, the asset and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. Depreciation of property, plant and equipment is computed using the straight-line method over their estimated useful lives ranging from three to 20 years.

Costs incurred in connection with planned major maintenance activities at the Company's MTBE facility (turnaround costs) are deferred when incurred and amortized on a straight-line basis over the period of time estimated to lapse until the next turnaround occurs. These costs include, among other things, the cost to plan for, repair, restore, refurbish or replace processing equipment such as (a) vessels, tanks and reactors, (b) piping, valves and fittings, (c) rotating equipment, (d) instrumentation, (e) electrical equipment, (f) heat exchangers and (g) fired heaters. Turnaround activities have historically occurred every three to four years, with the most recent turnaround occurring in 1998.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the undiscounted future cash flows of such assets are less than the carrying amount, the carrying amount is reduced to fair value and an impairment loss is recognized. During 1999, an impairment was recorded on the Company's MTBE facility (see Note 3).

Revenue Recognition

The Company recognizes revenue from sales of products in the period of delivery. The Company recognizes revenue from storage of products over the period such services are rendered.

Revenues from the sales of the Company's products and storage services are as follows (in thousands):

                                                                                   Six-Month Period
                                           Year Ended December 31                   Ending June 30
                                  ----------------------------------------     -------------------------
                                     2000           1999           1998           2001           2000
                                  ----------     ----------     ----------     ----------     ----------
                                                                                      (Unaudited)

     MTBE                         $  164,573     $  118,252     $  113,469     $   73,368     $   78,696
     Isobutylene                      26,358         21,993         19,390         16,787         13,335
     Storage                           6,322          6,385          5,267          3,049          3,110
     Other by-products                21,080          7,357          4,829          6,771          5,724
                                  ----------     ----------     ----------     ----------     ----------

                     Total        $  218,333     $  153,987     $  142,955     $   99,975     $  100,865
                                  ==========     ==========     ==========     ==========     ==========

Risk Management Activities and Derivative Financial Instruments

The Company utilizes commodity price swaps for nontrading purposes to hedge the impact of market fluctuations of commodity prices on assets and liabilities. Generally, commodity price swaps are entered into in relation to the sale of MTBE concurrent with commodity price swaps related to the purchase of feedstocks utilized in the production of MTBE. Notional amounts of commodity price swaps are denominated in terms of the item being hedged. Commodity price swaps are recorded in the balance sheet as receivables or payables in the same period as the sale or production of MTBE. Gains and losses on, and the cash flow effects of, these commodity price swaps are recognized in the statements of operations in the same manner as the hedged item and as cash flows from operations, respectively (see Notes 8 and 9).

Income Taxes

The Company is included in the consolidated federal income tax returns filed by Enron. Pursuant to informal tax allocation arrangements, Enron will pay to each subsidiary an amount equal to the tax benefits realized in Enron's consolidated federal income tax return resulting from the utilization of the subsidiary's net operating losses and/or tax credits, or each subsidiary will pay to Enron an amount equal to the federal income tax computed on its separate company taxable income less the tax benefits associated with net operating losses and/or tax credits generated by the subsidiary which are utilized in Enron's consolidated federal income tax return. To the extent a state requires or permits a consolidated, combined or unitary tax return to be filed, and such return includes any of Enron's subsidiaries, the principles expressed with respect to the consolidated federal income tax allocation apply for settlement of state taxes.

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which provides for an asset and liability approach for accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

Losses on Committed Production

The Company accrues for losses on committed production when evidence suggests that losses have been incurred and can be reasonably estimated. Amounts related to loss reserves are reflected in cost of sales and operating expenses in the statements of operations. At December 31, 1999, the reserve for losses on committed production of $15.4 million was included in deferred credits and other liabilities on the balance sheet.

At December 31, 1998 and 1997, the Company had loss reserves of $46.3 million and $35.4 million, respectively, to reflect depressed MTBE margins on committed production. During 2000, 1999 and 1998, $15.4 million, $30.9 million and $35.4 million, respectively, of the reserves were utilized as committed volumes were produced.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Pronouncements

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Certain Hedging Activities." In June 2000, the FASB issued SFAS No. 138,

"Accounting for Certain Derivative Instruments and Certain Hedging Activity - an Amendment of FASB Statement No. 133." SFAS Nos. 133 and 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. SFAS Nos. 133 and 138 are effective for all fiscal quarters of all fiscal years beginning after June 30, 2000. The Company adopted SFAS Nos. 133 and 138 on January 1, 2001; however, all derivative instruments held by the Company prior to January 1, 2001, were expired. As such, there is no effect on the Company's financial statements in 2001 related to the adoption of SFAS Nos. 133 and 138.

In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142, which must be applied to fiscal years beginning after December 15, 2001, modifies the accounting and reporting of goodwill and intangible assets. The pronouncement requires entities to discontinue the amortization of goodwill, reallocate all existing goodwill among its reporting segments based on criteria set by SFAS No. 142 and perform initial impairment tests by applying a fair value-based analysis on the goodwill in each reporting segment. Any impairment at the initial adoption date shall be recognized as the effect of a change in accounting principle. Subsequent to the initial adoption, goodwill shall be tested for impairment annually or more frequently if circumstances indicate a possible impairment. Under SFAS No. 142, entities are required to determine the useful life of other intangible assets and amortize the value over the useful life. If the useful life is determined to be indefinite, no amortization will be recorded. For intangible assets recognized prior to the adoption of SFAS No. 142, the useful life should be reassessed. Other intangible assets are required to be tested for impairment in a manner similar to goodwill. Due to the recent issuance of this statement, the Company has not been able to determine its impact upon adoption.

3. IMPAIRMENT OF LONG-LIVED ASSETS:

During 1998 and until September 1999, the Company leased its MTBE processing and storage facilities under operating subleases with a related party, Enron Ventures Corp. (EVC). EVC, through an assignment from another Enron affiliate, held the original operating leases from State Street Bank and Trust Company of Connecticut, N.A. (State Street).

Continued significant changes in state and federal rules regarding the use of MTBE as a gasoline additive significantly impacted Enron's view of the future prospects for the Company's business. As a result, in 1999, Enron reassessed its strategy with regard to the MTBE activities of the Company. As part of Enron's strategic actions and in order to facilitate future actions such as the potential disposal of the Company, the Company purchased the previously leased MTBE processing facility in 1999 with a $455 million cash contribution from Enron. The purchase price was based on EVC's cost to purchase the facility under the provisions contained within the original lease. The Company's storage facility continued to be operated under an operating sublease with EVC. Concurrently upon acquisition of the MTBE processing facility, the Company performed a review of the MTBE processing facility for impairment considering the adverse changes in state and federal rules and their impact on recoverability.

Based on this review and disposal discussions with market participants, in 1999, the Company recorded a $441 million pretax charge for the impairment of its MTBE processing facility.

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

The principal components of the Company's inventories consisted of the following (in thousands):

                                                 December 31
                                        -----------------------------       June 30,
                                            2000             1999             2001
                                        ------------     ------------     ------------
                                                                           (Unaudited)
     Finished products                  $     12,541     $      7,469     $      9,210
     Feedstocks                                1,980            6,779            9,243
     Materials and supplies                    5,665            5,295            5,666
                                        ------------     ------------     ------------

                                        $     20,186     $     19,543     $     24,119
                                        ============     ============     ============

The principal components of the Company's property, plant and equipment, net, consisted of the following (in thousands):

                                                December 31
                                        -----------------------------       June 30,
                                            2000             1999             2001
                                        ------------     ------------     ------------
                                                                           (Unaudited)
     MTBE facility                      $     54,358     $     44,128     $     55,137
     Storage facility                         10,658            3,076           10,658
     Construction work in progress            10,654           25,039           11,348
                                        ------------     ------------     ------------
                                              75,670           72,243           77,143
     Less- Accumulated depreciation          (13,522)          (9,490)         (16,851)
                                        ------------     ------------     ------------

                                        $     62,148     $     62,753     $     60,292
                                        ============     ============     ============

The principal components of the Company's other assets, net consisted of the following (in thousands):

                                                December 31
                                        -----------------------------       June 30,
                                            2000             1999             2001
                                        ------------     ------------     ------------
                                                                           (Unaudited)
     Deferred turnaround costs          $      4,933     $      9,270     $      5,543
     Other                                     1,818            1,179            1,778
                                        ------------     ------------     ------------

                                        $      6,751     $     10,449     $      7,321
                                        ============     ============     ============

5. INCOME TAXES:

The principal components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                   December 31
                                                            -------------------------
                                                               2000           1999
                                                            ----------     ----------
     Deferred tax assets-
        Net operating loss carryforwards                    $   44,355     $   31,534
        Basis difference in assets due to impairment           154,350        154,350
        Other                                                       --          5,404
                                                            ----------     ----------

               Total deferred tax assets                       198,705        191,288

     Deferred tax liabilities-
        Depreciation and amortization                          118,733        103,919
        Other                                                    1,221            260
                                                            ----------     ----------

               Total deferred tax liabilities                  119,954        104,179
                                                            ----------     ----------

               Net deferred income tax assets               $   78,751     $   87,109
                                                            ==========     ==========

At December 31, 2000, the Company had carryforwards of U.S. tax losses of approximately $126.7 million that will begin to expire between 2011 and 2019. However, Enron management expects all net operating loss carryforwards of the Company existing at December 31, 2000, to be fully utilized in the consolidated federal tax return for the year ended December 31, 2000.

The benefit for federal income taxes is comprised of the following (in thousands):

                                                                      Year Ended December 31
                                                            -----------------------------------------
                                                               2000            1999           1998
                                                            ----------      ----------     ----------

     Current                                                $   11,927      $   16,888     $   24,548
     Deferred                                                   (8,358)        144,745         (2,182)
                                                            ----------      ----------     ----------

                  Total benefit for income taxes            $    3,569      $  161,633     $   22,366
                                                            ==========      ==========     ==========

The benefit for income taxes did not significantly differ from the amount computed by applying the statutory federal income tax rate to income (loss) before income taxes.

6. COMMITMENTS AND CONTINGENCIES:

Lease Commitments

During all periods presented, the Company leased storage facilities from a related party under a noncancelable operating lease which terminates in 2004. During 1998 and through September 1999, the Company also leased its MTBE processing facility from a related party under a noncancelable operating lease (subject to certain buyout provisions) (see Note 3).

Total rent expense was approximately $2.6 million, $29.4 million and $34.8 million for the years ended December 31, 2000, 1999 and 1998, respectively. Future minimum lease payments at December 31, 2000, are as follows (in thousands):

     Year ending December 31-
        2001                              $    2,573
        2002                                   2,573
        2003                                   2,573
        2004                                   2,573
        2005                                      --
                                          ----------

                                          $   10,292
                                          ==========

Litigation

The Company is involved in various routine legal proceedings which are incidental to the business. Management of the Company is vigorously defending such matters and is of the opinion that their ultimate resolution will not have a material adverse impact on the Company's financial position, results of operations or cash flows.

Legal actions have been filed in several states for recovery for alleged property damage and/or costs of remediation and replacement of water supplies due to the presence of MTBE. As of this point in time, the Company has not been named in any of these actions; however, no assurance can be given that the Company will not be named in these or other future actions.

For 2000 and 2001 property tax purposes, the Company and the Harris County Appraisal District (HCAD) agreed administratively to a taxable value of the Company's MTBE processing facility. The city of Morgan's Point filed a challenge suit against HCAD and the Company, asserting that the valuation for 2000 and 2001 property tax purposes should be much higher. In light of all factors, including the transaction discussed in Note 10, HCAD has retained an outside engineering firm to estimate the MTBE processing facility's valuation. In the event that the city of Morgan's Point prevails with respect to its challenge, the Company's tax liability would be increased by approximately $3.2 million per year. While the Company believes it has strong arguments to support its position that the valuations for the MTBE processing facility administratively agreed to with HCAD for the 2000 and 2001 tax years were accurate and should not be raised, the Company cannot predict at this time the ultimate outcome of this matter. No amounts have been accrued for this matter in the accompanying financial statements.

Environmental Regulation

The Company's operations are subject to federal, state and local laws and regulations administered by the U.S. Environmental Protection Agency (EPA), the U.S. Coast Guard, the Occupational Safety and Health Administration, the Army Corps of Engineers, the Texas Natural Resource Conservation Commission, the Texas General Land Office, the Texas Department of Health and various local regulatory agencies. The Company holds all required permits and registrations necessary to comply substantially with all applicable environmental laws and regulations, including permits and registrations for wastewater discharges, solid and hazardous waste disposal and air emissions, and management believes that the Company is in substantial compliance with all such laws and regulations. While management does not expect the cost of compliance with existing environmental laws will have a material adverse effect on the Company's financial condition, results of operations or cash flows, there can be no assurance that future legislation, regulation or judicial or administrative decisions will not have such an effect.

Under federal and state environmental laws, companies may be liable for remediation of contamination at on-site and off-site waste management and disposal areas. Management believes that the Company is not likely to be required to incur remediation costs related to its management, transportation and disposal of solid and hazardous materials and wastes.

A bill (S.B. 2962) has been introduced in Congress to reduce the use of MTBE nationwide within four years of enactment of the bill and to allow states to opt out of the oxygenate requirement of the Clean Air Act beginning in 2001. The Company is not able to predict whether such legislation will be adopted or, if adopted, the extent to which MTBE demand would be reduced. It is possible, however, that such reduction could have a material adverse effect on the financial position or results of operations of the Company. Although the EPA continues to require oxygenates to be added to gasoline in certain regions of the country either year-round or during the winter months, and MTBE continues to be the leading oxygenate used, the EPA has called for reduction in the use of MTBE in gasoline. Any restriction on or prohibition of the use of MTBE could have a material adverse effect on the Company's financial condition or results of operations.

7. EMPLOYEE BENEFITS:

Employees of the Company are covered under Enron's employee benefit plans. During the years ended December 31, 2000, 1999 and 1998, and the six-month periods ended June 30, 2001 and 2000 (unaudited), the Company was charged $0.5 million, $0.5 million, $0.9 million, $0.3 million and $0.2 million, respectively, for all such benefits.

Enron maintains a retirement plan (the Enron Plan) which is a noncontributory defined benefit plan covering substantially all employees in the United States and certain employees in foreign countries. The benefit accrual is in the form of a cash balance of 5 percent of annual base pay.

Assets of the Enron Plan are comprised primarily of equity securities, fixed income securities and temporary cash investments. It is Enron's policy to fund all pension costs accrued to the extent required by federal tax regulations.

As of December 31, 2000, the net assets for the Enron Plan in which the employees of the Company participate exceeded the actuarial present value of projected plan benefit obligations by approximately $112 million. The assumed discount rate was 7.75 percent. The long-term rate of return on plan assets used in determining the actuarial present value of projected plan benefits was 9.0 percent to 10.5 percent. The assumed rate of increase in wages was 4.0 percent to 9.5 percent.

Enron also provides certain postretirement medical, life insurance and dental benefits to eligible employees and their eligible dependents. Benefits are provided under the provisions of contributory defined dollar benefit plans. Enron is currently funding that portion of its obligations under these postretirement benefit plans.

Enron accrues these postretirement benefit costs over the service lives of the employees expected to be eligible to receive such benefits. Enron is amortizing the transition obligation which existed at January 1, 1993, over a period of approximately 19 years.

The measurement of the accumulated postretirement benefit obligation for benefit plans other than pensions (APBO) assumes a 7.75 percent discount rate and a healthcare cost trend rate of 6 percent in 2000, decreasing to 5 percent by 2002. The long-term rate of return on assets, before taxes, is 7.5 percent to
9.5 percent. Enron's APBO exceeded plan assets by $60 million as of its most recent valuation date of December 31, 2000.

8. RELATED-PARTY TRANSACTIONS:

Affiliated Revenues

All of the Company's revenues from the sales of MTBE are derived from EGL at prices linked to prevailing market prices. All of the Company's revenues from the sales of isobutylene are derived from EGL at prices determined based on the average cost of production plus a margin. Other by-product sales are derived from affiliates and are also determined based on the average cost of production plus a margin.

Affiliated sales for which the Company has not received cash are reflected as accounts receivable-affiliated on the accompanying balance sheets.

Affiliated Purchases

The Company purchases a majority of its feedstock requirements at prices linked to prevailing market prices from Enron Methanol Company and EGL. During the years ended December 31, 2000, 1999 and 1998, and the six-month periods ended June 30, 2001 and 2000 (unaudited), the Company recorded affiliated feedstock purchases of $166.2 million, $102.6 million, $93.6 million, $65.3 million and $76.9 million, respectively, from related parties.

The Company purchases certain amounts of plant operating fuel (primarily natural gas) from Houston Pipe Line Company (HPL), an indirect wholly owned subsidiary of Enron until June 1, 2001, at prices linked to prevailing market prices. During the years ended December 31, 2000, 1999 and 1998, and the six-month periods ended June 30, 2001 and 2000 (unaudited), the Company recorded affiliated purchases related to plant operating fuel of $9.8 million, $7.2 million, $6.3 million, $6.6 million and $4.8 million, respectively, from HPL.

Affiliated purchases for which the Company has not paid are reflected as accounts payable - affiliated on the balance sheets.

Commodity Price Swaps

During the years ended December 31, 2000, 1999 and 1998, all of the Company's commodity price swap activities were with affiliates. Reference is made to Note 2 for information regarding the Company's price risk management activities and
Note 9 for information regarding amounts recognized in the Company's financial statements related to these activities.

Cash Management

The Company is included in Enron's cash management program. Based on the Company's cash availability or requirements, advances are made to or from Enron. The net result of all of the Company's cash flows, including reimbursements to or from Enron for income tax assets or liabilities, employee benefit plans and various administrative expenses described below, is reflected as contributions to or from Enron and included in additional paid-in capital on the balance sheets.

Note Payable to Affiliated Company

In November 1995, the Company entered into an affiliated promissory note agreement with Enron for certain outstanding balances existing at that time. The Company pays interest on its note payable with Enron, which for the years ended December 31, 2000, 1999 and 1998, and the six-month periods ended June 30, 2001 and 2000, was 7.77 percent on the note balance of $120.8 million. This rate was determined solely by Enron management. Interest expense of $9.4 million was recorded in each of the years ended December 31, 2000, 1999 and 1998, and interest expense of $4.7 million (unaudited) was recorded in each of the six-month periods ended June 30, 2001 and 2000.

Interest on this note, for which the Company has not paid in cash to Enron, is reflected as accounts payable -affiliated on the balance sheets.

Corporate Allocations

Enron and certain of its subsidiaries maintain corporate legal, financial and tax services, communication, information technology, and other corporate administrative services on behalf of the Company. Included in the total general and administrative expenses for the years ended December 31, 2000, 1999 and 1998, and the six-month periods ended June 30, 2001 and 2000 (unaudited), is $4.2 million, $3.9 million, $3.3 million, $4.5 million and $2.1 million, respectively, which represents the Company's share of corporate general and administrative costs. Corporate general and administrative expenses of Enron and certain of its subsidiaries are allocated based on the estimated level of effort devoted to the Company's operations and the relative size of the Company to other subsidiaries based on revenues, gross property and payroll. The Company's management believes the method for allocating corporate general and administrative expenses is reasonable and believes the total general and administrative expenses reflected in the accompanying statements of operations are reasonable when compared with the total general and administrative costs the Company would have incurred on a stand-alone basis.

9. FINANCIAL INSTRUMENTS:

At December 31, 2000 and 1999, the Company estimated that the carrying value and fair value of its financial instruments were approximately equal due to the short-term nature of the instruments. Such instruments are generally limited to accounts receivable and accounts payable. At December 31, 1999, such investments were generally limited to accounts receivable, accounts payable and commodity price risk receivables and payables.

During 2000 and 1999, the Company entered into certain derivative financial instruments as part of its commodity price risk management. Price swap contracts held by the Company during December 31, 2000 and 1999 had expired by December 31, 2000. During the years ended December 31, 2000, 1999 and 1998, the Company recorded a $51.6 million loss, $15.8 million loss and $3.6 million gain, respectively, in revenue and a $28.9 million gain, $11.2 million gain and $8.3 million loss, respectively, in cost of sales related to commodity price swap agreements. Subsequent to the year ended December 31, 2000, the Company held no swap contracts. During the six-month period ended June 30, 2000 (unaudited), the Company recorded a $33.6 million loss in revenue and a $17.4 million gain in cost of sales related to commodity price swap agreements.

10. SUBSEQUENT EVENT:

EOTT Purchase Agreement

On June 29, 2001, EOTT Energy Partners, L.P. (the Partnership), a Delaware limited partnership, through a newly created, wholly owned subsidiary, EOTT Energy Liquids, L.P. (EEL), a Delaware limited partnership, purchased substantially all of the Company's operating assets, effective as of the close of business on June 30, 2001. The Company retained its receivables and inventory. The Company's MTBE processing and storage assets were purchased for $81 million and $36 million in cash from the Company and State Street, respectively. EOTT Energy Corp., a Delaware corporation and the Partnership's general partner, is also an indirect wholly owned subsidiary of Enron. Enron, through its common units and ownership of EOTT Energy Corp., owns 38.7 percent of the Partnership.

Concurrently with the above agreement, EEL entered into a 10-year tolling agreement for the conversion of feedstocks into products, on a take-or-pay basis, and a 10-year storage and transportation agreement for the use of a significant portion of the storage facility and pipeline grid system, on a take-or-pay basis. Both agreements are with EGL, which retains all existing third-party commodity, transportation and storage contracts associated with these facilities. Enron management believes the terms of these transactions are reasonable compared to those which could have been negotiated with unrelated third parties.

                           EOTT ENERGY PARTNERS, L.P.
                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


     Effective June 30, 2001, through a newly created, wholly-owned subsidiary, EOTT Energy Liquids, L.P., a Delaware limited partnership, EOTT Energy Partners, L.P. ("EOTT") purchased certain liquids processing, storage and transportation assets ("the Assets") located in the Texas Gulf Coast region. The Assets were purchased for an aggregate $117 million in cash from Enron and from State Street Bank and Trust Company of Connecticut, National Association, Trustee (the "Trustee"). The assets held by the Trustee were held under a lease financing arrangement with Enron. Immediately prior to the acquisition, all of the assets were operated by EGP Fuels Company ("EGP Fuels"), a Delaware corporation and wholly-owned subsidiary of Enron.

     This acquisition included (i) a hydrocarbon processing complex, located in Morgan's Point, Texas, that is currently being used for the production of isobutylene and methyl-tertiary-butyl-ether ("MTBE") and processes approximately 16,000 barrels per day, (ii) a natural gas liquids storage facility, located in Mont Belvieu, Texas, that consists of ten active wells with a total storage capacity of approximately ten million barrels, (iii) a liquids pipeline grid system used for the transportation of natural gas liquids and other products to and from the Mont Belvieu Facility and the hydrocarbon processing complex and other distribution points and (iv) loading, unloading and transportation facilities that are associated with the foregoing (collectively, the "Assets").

     Concurrent with the acquisition, EOTT entered into a 10-year tolling agreement for the conversion of feedstocks into products, on a take-or-pay basis, and a 10-year storage and transportation agreement for the use of a significant portion of the storage facility and pipeline grid system, on a take-or-pay basis. Obligations under the tolling agreement are expected to be met using the hydrocarbon processing complex. Both agreements are with Enron Gas Liquids, Inc. ("EGLI"), a wholly-owned subsidiary of Enron, which retains all existing third party commodity, transportation and storage contracts associated with these facilities.

     The following unaudited pro forma statements of operations are not indicative of actual operating results had the transactions occurred when indicated, nor do they purport to indicate operating results that may occur in the future. Historical results of the acquired Assets are not representative of future operating results because the historical results reflect revenues, gross margins and commodity price volatility associated with the marketing of the products produced by the Assets. Under the historical results presented in the following pro forma statements, EGP Fuels, through the MTBE processing facility, sold all of its MTBE product at prevailing market prices and sold its isobutylene product based on its average cost of production plus a margin. EGP Fuels also purchased its principal feedstock (normal butane and methanol) at prevailing market prices. Under the tolling agreement, EOTT will receive an escalating fixed fee based on a quarterly minimum conversion level. Any amounts converted above the minimum conversion levels are subject to a revenue sharing arrangement between EOTT and EGLI. EOTT will not take title to feedstocks, will not market the products produced by the Assets, and, as long as EOTT performs its obligations under the tolling agreement, EOTT will not be subject to commodity price risk. As such, actual results will vary significantly from these pro forma statements of operations.

     The following unaudited pro forma combined statements of operations of EOTT, and related notes thereto, illustrate the effects of (i) EOTT's acquisition of the Assets from EGP Fuels and from the Trustee and (ii) the financing of the transaction. The unaudited pro forma combined statements of operations do not illustrate the effects of the tolling agreement or the storage and transportation agreement as certain assumptions would be required by EOTT management that could not be factually supported. The unaudited pro forma combined statements of operations are prepared for the six months ended June 30,

                           EOTT ENERGY PARTNERS, L.P.
                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


2001 and for the year ended December 31, 2000 and illustrate the effects of the acquisition and financing as if they had occurred on January 1, 2000. Since the acquisition was effective June 30, 2001 and accounted for as an asset purchase in the balance sheet of EOTT as of that date, pro forma balance sheet information is not required.

     The unaudited pro forma combined statements of operations should be read in conjunction with the historical financial statements of EOTT included in its Annual Report on Form 10-K for the year ended December 31, 2000, EOTT's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and the historical financial statements of EGP Fuels included elsewhere herein. Final purchase price allocations will be based on more complete evaluations and may differ from those shown herein. EOTT management believes that the assumptions utilized in preparing the unaudited pro forma combined statements of operations provide a reasonable basis for presenting the significant effects of the acquisition and the financing and are properly applied in the pro forma financial information.

                           EOTT ENERGY PARTNERS, L.P.
                   PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                     (In Thousands, Except Per Unit Amounts)
                                   (Unaudited)


                                                          SIX MONTHS ENDED
                                                            JUNE 30, 2001                         PRO FORMA
                                                   ------------------------------      --------------------------------
                                                       EOTT           EGP FUELS        ADJUSTMENTS         CONSOLIDATED
                                                   ------------      ------------      ------------        ------------

Revenue ......................................     $  4,801,383      $     99,975      $         --        $  4,901,358

                                                                                             (1,287)(A)
Cost of Sales ................................        4,681,680            94,033             1,069(B)        4,775,495
                                                   ------------      ------------      ------------        ------------

Gross Margin .................................          119,703             5,942               218             125,863

Expenses
   Operating expenses ........................           78,227             6,350                --              84,577
   Depreciation and amortization .............           16,897                --                --              16,897
                                                   ------------      ------------      ------------        ------------
     Total ...................................           95,124             6,350                --             101,474
                                                   ------------      ------------      ------------        ------------

Operating Income .............................           24,579              (408)              218              24,389


Other Income (Expense)
   Interest income ...........................              812                --                --                 812
   Interest and related charges ..............          (15,659)           (4,695)            1,817(C)          (18,537)
   Other, net ................................             (330)              206                --                (124)
                                                   ------------      ------------      ------------        ------------
     Total ...................................          (15,177)           (4,489)            1,817             (17,849)
                                                   ------------      ------------      ------------        ------------
Provision (Benefit) For Income Taxes .........               --            (1,712)            1,712(D)               --
                                                   ------------      ------------      ------------        ------------
Net Income Before Cumulative
   Effect of Accounting Change ...............     $      9,402      $     (3,185)     $        323        $      6,540
                                                   ============      ============      ============        ============

Basic Net Income Per Unit Before
   Cumulative Effect of Accounting Change
      Common .................................     $       0.33      $         --      $         --        $       0.23
                                                   ============      ============      ============        ============
      Subordinated ...........................     $       0.33      $         --      $         --        $       0.23
                                                   ============      ============      ============        ============

Diluted Net Income Per Unit Before
   Cumulative Effect of Accounting Change ....     $       0.33      $         --      $         --        $       0.23
                                                   ============      ============      ============        ============


Weighted Average Units Outstanding ...........           27,476               N/A                --              27,476
                                                   ============      ============      ============        ============


    The accompanying notes are an integral part of these pro forma combined financial statements.

                           EOTT ENERGY PARTNERS, L.P.
                   PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                     (In Thousands, Except Per Unit Amounts)
                                   (Unaudited)


                                                           YEAR ENDED
                                                        DECEMBER 31, 2000                       PRO FORMA
                                                 ------------------------------      --------------------------------
                                                     EOTT           EGP FUELS        ADJUSTMENTS           COMBINED
                                                 ------------      ------------      ------------        ------------

Revenue ....................................     $ 11,614,005      $    218,333      $         --        $ 11,832,338

                                                                                           (2,573)(A)

Cost of Sales ..............................       11,374,090           212,385             2,016(B)       11,585,918
                                                 ------------      ------------      ------------        ------------

Gross Margin ...............................          239,915             5,948               557             246,420

Expenses
   Operating expenses ......................          161,090             7,067                --             168,157
   Depreciation and amortization ...........           33,868                --                --              33,868
                                                 ------------      ------------      ------------        ------------
     Total .................................          194,958             7,067                --             202,025
                                                 ------------      ------------      ------------        ------------

Operating Income ...........................           44,957            (1,119)              557              44,395

Other Income (Expense)
   Interest income .........................            1,631                --                --               1,631
   Interest and related charges ............          (30,411)           (9,389)            3,633(C)          (36,167)
   Other, net ..............................           (2,344)              301                --              (2,043)
                                                 ------------      ------------      ------------        ------------
     Total .................................          (31,124)           (9,088)            3,633             (36,579)
                                                 ------------      ------------      ------------        ------------

Provision (Benefit) For Income Taxes .......               --            (3,569)            3,569(D)               --
                                                 ------------      ------------      ------------        ------------
Net Income .................................     $     13,833      $     (6,638)     $        621        $      7,816
                                                 ============      ============      ============        ============


Basic Net Income Per Unit
   Common ..................................     $       0.49      $         --      $         --        $       0.28
                                                 ============      ============      ============        ============
   Subordinated ............................     $       0.49      $         --      $         --        $       0.28
                                                 ============      ============      ============        ============

Diluted Net Income Per Unit ................     $       0.49      $         --      $         --        $       0.28
                                                 ============      ============      ============        ============


Weighted Average Units Outstanding .........           27,476               N/A                --              27,476
                                                 ============      ============      ============        ============



    The accompanying notes are an integral part of these pro forma combined financial statements.

                           EOTT ENERGY PARTNERS, L.P.
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


(A) Reflects elimination of lease expense incurred by EGP Fuels related to the storage facilities as such facilities are now owned by EOTT.

(B) Reflects an adjustment to depreciation and amortization expense related to the increase in the basis and change in depreciable lives of the assets acquired.

(C) Reflects an adjustment to interest expense related to $117 million paid for the Assets and financed through borrowings under EOTT's inventory and receivable financing facilities. Interest is calculated at an assumed interest rate of 4.92% for the six months ended June 30, 2001 and the year ended December 31, 2000. A change of 0.125% in interest rates would have the impact of increasing or decreasing total pro forma interest expense by approximately $73,000 and $146,000 for the six months ended June 30, 2001 and the year ended December 31, 2000, respectively.

(D) Reflects elimination of the income tax benefit related to the results of operations of EGP Fuels Company in accordance with EOTT's partnership status.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        EOTT ENERGY PARTNERS, L.P.
                                        (A Delaware Limited Partnership)

Date: August 30, 2001                   By:   EOTT ENERGY CORP. as
                                              General Partner


                                                    /s/ LORI MADDOX
                                        ----------------------------------------
                                        Lori Maddox
                                        Vice President and Controller
                                        (Principal Accounting Officer)

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER             DESCRIPTION
-------            -----------
 3.8               Reorganization Agreement dated as of August 29, 2001,
                   between EOTT Energy Partners, L.P., EOTT Energy
                   Operating Limited Partnership, EOTT Energy Pipeline
                   Limited Partnership, EOTT Energy Canada Limited
                   Partnership, EOTT Energy Corp., and EOTT Energy
                   General Partner, L.L.C.

 3.9 Amendment No. 7 dated as of August 29, 2001, to Amended and Restated Agreement of Limited Partnership of EOTT
                   Energy Partners, L.P. (included as Exhibit D to the
                   Reorganization Agreement dated as of August 29, 2001)

 3.10 Amendment No. 2 dated as of August 29, 2001, to Amended and Restated Agreement of Limited Partnership of EOTT
                   Energy Operating Limited Partnership (included as
                   Exhibit A to the Reorganization Agreement dated as of August 29, 2001)

 3.11 Amendment No. 2 dated as of August 29, 2001, to Amended and Restated Agreement of Limited Partnership of EOTT
                   Energy Pipeline Limited Partnership (included as
                   Exhibit B to the Reorganization Agreement dated as of August 29, 2001)

 3.12 Amendment No. 2 dated as of August 29, 2001, to Amended and Restated Agreement of Limited Partnership of EOTT
                   Energy Canada Limited Partnership (included as
                   Exhibit C to the Reorganization Agreement dated as of August 29, 2001)